EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor
Chairman and Chief Executive Officer
Somerset Savings Bank, SLA
220 West Union Avenue
Bound Brook, New Jersey 08805
732-560-1700, ext. 5201

SR Bancorp Announces Expected Closing Date of Conversion and Merger Transactions

BOUND BROOK, NJ – September 11, 2023 – SR Bancorp, Inc. (the “Company”), the proposed holding company for Somerset Savings Bank, SLA (the “Bank”) announced today that the closing of the conversion of the Bank from the mutual to stock form of organization and related stock offering by the Company is expected to occur after the close of business on or about September 19, 2023.  SR Bancorp, Inc.’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “SRBK” on September 20, 2023.

SR Bancorp, Inc. expects to sell 9,055,172 shares of its common stock at a price of $10.00 per share, which includes 760,364 shares to be sold to Somerset Savings Bank’s Employee Stock Ownership Plan.  All valid stock orders submitted by eligible purchasers in the subscription offering will be filled in full.  Additionally, the Company will contribute 452,758 shares and $905,517 in cash to the Somerset Regal Charitable Foundation, Inc., the charitable foundation formed in connection with the conversion.  Upon the completion of the conversion and offering, 9,507,930 shares of SR Bancorp, Inc. common stock are expected to be outstanding.

SR Bancorp, Inc.’s transfer agent, Continental Stock Transfer & Trust Company expects to mail Direct Registration System (“DRS”) Book-Entry statements for shares purchased in the subscription offering and interest checks shortly after the closing.

Eligible purchasers in the offering may contact the Stock Information Center at 1-(844) 265-9680 (toll-free) if they have any questions regarding their stock orders.  The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time, except bank holidays.  In addition, eligible purchasers in the subscription offering may confirm their stock orders online at https://allocations.kbw.com.

Promptly following the completion of the conversion and related stock offering, Regal Bancorp, Inc. a New Jersey corporation (“Regal Bancorp”), will merge with and into the Company, with the Company as the surviving entity (the “Merger”).  Immediately following the Merger, Regal Bank, a New Jersey chartered commercial bank headquartered in Livingston, New Jersey and the wholly-owned subsidiary of Regal Bancorp, will merge with and into Somerset Savings Bank, which will convert to a commercial bank charter and be renamed Somerset Regal Bank.  In connection with the Merger, each outstanding share of Regal Bancorp common stock will be converted into the right to receive $23.00 in cash.

About Somerset Savings

Somerset Savings Bank, SLA formed in 1887, is a New Jersey savings and loan association. Somerset Savings is a full-service community bank headquartered in Bound Brook, New Jersey that operates seven branches in Hunterdon, Middlesex and Somerset Counties, New Jersey. At June 30, 2023, Somerset Savings had $651.5 million in total assets, $362.3 million in net loans, $503.9 million in deposits and total equity of $122.1 million. Additional information about Somerset Savings is available on its website, www.somersetsavings.com.
Forward-Looking Statements
This press release contains certain forward-looking statements about the reorganization and subscription offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.
Legal Disclosures
The shares of common stock of SR Bancorp, Inc. are not savings accounts or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

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